Exhibit 5.1

Jody M. Walker
Attorney At Law

7841 S. Garfield Way
Littleton, CO 80122

(303) 850-7637
Fax (303) 220-9902

March 3, 2006

Advaxis, Inc.
212 Carnegie Center
Suite 206
Princeton, NJ 08540

Re: Registration Statement on Form SB-2

Gentlemen:

I have acted as counsel to Advaxis, Inc., a Colorado corporation (the "Company") with respect to the issuance of those shares of its Common Stock (the "Shares"), to be offered for resale by the selling stockholder designated in the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act") acquired upon: (i) conversion of the Company's Secured Convertible Debenture due February 1, 2009 in the principal amount of $3,000,000 (the "Debenture"); (ii) satisfaction by the Company of interest on the Debenture; and (iii) exercise of Warrants issued by the Company in connection with the sale of the Debenture (the "Warrants").

I have reviewed a certified copy of the Company's Certificate of Incorporation, as amended, and copies of its By-laws as amended, the Debenture, the Warrants, the minutes of the relevant corporate proceedings and such other documents as I deemed pertinent to this opinion.

I have assumed the accuracy of the information set forth in the Registration Statement without an independent investigation.

Based on the foregoing, it is my opinion that the Shares when issued in accordance with the terms of the Debenture and the Warrants will be legally issued, fully paid and nonassessable.

This opinion is being furnished solely to you. It may not be relied upon by any other person, or for any other purpose, or used, circulated, quoted or otherwise referred to for any other purpose.

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I hereby consent to the reference to me under the caption "Legal Matters" in the prospectus and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Jody M. Walker